CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-160268) and in the Registration statement on Form S-8 (No. 333-144763) of our report dated March 11, 2009 (except for Note 19, as to which the date is August 7, 2009) with respect to the consolidated balance sheets of Geokinetics Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity and other comprehensive income and cash flows for the three years in the period ended December 31, 2008 and our report dated March 11, 2009 with respect to the Company’s internal control over financial reporting as of December 31, 2008, included in Geokinetics Inc’s Current Report on Form 8-K dated August 7, 2009 filed with the Securities and Exchange Commission.

UHY LLP

Houston, Texas
August 7, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Geokinetics Inc. and Subsidiaries;

We have audited the accompanying consolidated balance sheets of Geokinetics Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity and other comprehensive income and cash flows for the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Geokinetics Inc. and subsidiaries as of December 31, 2008 and 2007 and the consolidated results of their operations and their cash flows for each of the years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 11 to the consolidated financial statements, effective January 1, 2007, the Company adopted FASB Interpretations FIN 48:  Accounting for Uncertainty in Income Taxes an Interpretation of FASB Statement No. 109.

We also have audited, in accordance with the standards  of the Public Company Accounting Oversight Board (United States), the effectiveness of Geokinetics Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 11, 2009 expressed an unqualified opinion there on.

UHY LLP
Houston, Texas
March 11, 2009, except for Note 19, as to which the date is August 7, 2009